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                                                                       EXHIBIT 3

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                           ASSIGNMENT AND ASSUMPTION

         ASSIGNMENT AND ASSUMPTION, dated November 18, 1996, between David Blech ("Blech") and The Edward A. Blech Trust, a New York trust (the "Trust").

         WHEREAS, Blech is the "Purchaser" under and as defined in the Stock Purchase Agreement, dated as of November 18, 1996 (the "Agreement"; terms used and not defined herein shall have the respective meanings as defined in the Agreement), among Blech, Xechem International, Inc., a Delaware corporation (the "Company"), and Ramesh C. Pandey, pursuant to which, among other things, the Purchaser has agreed to purchase certain shares of the capital stock stock of the Company; and

         WHEREAS, Blech wishes to assign to the Trust, and the Trust wishes to assume, the obligations of Blech to purchase certain of such shares;

         NOW, THEREFORE, Blech and the Trust hereby agree as follows:

         1. Blech hereby assigns to the Trust Blech's rights to purchase the Initial Shares and the Second Shares.

         2. The Trust hereby assumes, and agrees to perform, all of Blech's obligations under the Agreement with respect to the Initial Shares and the Second Shares, as if the Trust were the "Purchaser" with respect thereto.

         3. The Trust further agrees to be bound by, and hereby becomes a party to, the Stockholders Agreement, as a "Purchaser Stockholder" as defined therein.

         4. Pursuant to Section 1.1(a)(ii) of the Agreement, the Trust hereby acknowledges and agrees that delivery to it of the Initial Shares includes payment in full of the promissory note referred to in such Section 1.1(a)(ii) and of all other advances made by the Trust to the Company prior to the date hereof.

         5. Pursuant to Section 10.6(b) of the Agreement, the Trust hereby represents and warrants as follows:

                  (a) Organization. The Trust is a trust duly organized and validly existing under the laws of the State of New York, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

                  (b) Authority to Buy. The Trust has all requisite power and authority to execute, deliver, and perform this Assignment (which performance, for all purposes of this Assignment, shall include performance of the obligations assumed by the Trust under the Agreement and the Stockholders Agreement). All necessary trust proceedings of the Trust have been duly taken to authorize the execution, delivery, and performance of this Assignment by the Trust. This Assignment has been duly authorized, executed, and delivered by the Trust, and this Assignment is the legal, valid, and binding obligation of the Trust and is enforceable as to the Trust in accordance with its terms.


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                  (c) No Conflicts. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required for the execution, delivery, or performance by the Trust of this Assignment. No consent of any party to any Contract to which the Trust is a party, or to which it or any of its businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Assignment by the Trust; and the execution, delivery, and performance of this Assignment by the Trust will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Assignment was executed under, or create any obligation on the part of the Trust that it was not paying or obligated to pay immediately before this Assignment was executed under, any term of any such Contract or violate or result in a breach of any term of the trust agreement of the Trust, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Trust or to which it or any of its businesses, properties, or assets are subject.

                  (d) Non-Distributive Intent. The Trust is an accredited investor. The Trust is acquiring the Purchaser Shares, and on conversion of any the Purchaser Shares will acquire the underlying Conversion Shares, for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Trust will not sell or otherwise dispose of the Purchaser Shares or Conversion Shares (whether pursuant to a liquidating distribution or otherwise) without registration under the Securities Act or an exemption therefrom, and the certificate or certificates representing the Purchaser Shares and the Conversion Shares may contain a legend to the foregoing effect. The Trust has been given access to the kind of financial and other information about the Company as would be contained in a registration statement filed under the Securities Act. Without limiting the foregoing, the Trust acknowledges receipt of the SEC reports and the other documents listed in or attached to Exhibit 4.3 to the Agreement. The Trust understands that it may not sell or otherwise dispose of the Purchaser Shares or Conversion Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

                  (e) Completeness of Disclosure. No representation or warranty by the Trust in this Assignment contains or (except for changes beyond the control of the Trust) on any Closing Date on which the Trust purchases Purchaser Shares will contain an untrue statement of a material fact or omits or (except for changes beyond the control of the Trust) on any such Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

         6. The Company shall be entitled to rely on, and shall be a third party beneficiary of, the representations, warranties, covenants, and agreements of Blech and the Trust contained in this Assignment.

         7. The address for notices to the Trust shall be c/o Rabbi Mordechai Jofen, Trustee, 418 Avenue I, Brooklyn, New York 11230 facsimile no. (718) 338-7605.

         8. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably

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necessary more effectively to carry out the transfer of assets and assumption of liabilities contemplated by this Assignment.

         9. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date first above written.


                                            /s/ David Blech
                                            -------------------------------
                                                David Blech

                                          THE EDWARD A. BLECH TRUST


                                          By: /s/ Mordechai Jofen
                                            -------------------------------
                                                  Mordechai Jofen, Trustee


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